Lexeo Therapeutics Strengthens Clinical Development Leadership with New Executive Appointments

NEW YORK – February 5, 2024 (GLOBE NEWSWIRE) – Lexeo Therapeutics, Inc. (Nasdaq: LXEO), a clinical stage genetic medicine company dedicated to pioneering treatments for genetically defined cardiovascular diseases and APOE4-associated Alzheimer's disease, today announced new executive appointments to lead the evolution of the company’s pipeline into late-stage clinical development.

“The accumulating talent bench at Lexeo has overseen some of the most transformative clinical development programs, drug approvals and product launches in rare disease and precision cardiovascular medicine,” said R. Nolan Townsend, Chief Executive Officer of Lexeo Therapeutics. “We look forward to benefiting from this group’s thought leadership and operational experience as we progress the Lexeo pipeline towards late-stage studies.”

The appointments include:

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Sandi See Tai, MD, has been promoted to Chief Development Officer. Prior to Lexeo, Dr. See Tai was VP & Development Head for Rare Disease at Pfizer, responsible for setting the Rare Disease internal portfolio strategy and delivering its clinical development portfolio of investigational products and in-line assets. She served as the Medicine Team Lead for clinical programs across multiple therapeutic areas including Rare Cardiovascular, Neurology, Renal and Pulmonary disease areas. During her tenure, Dr. See Tai led the late-stage clinical development program of tafamidis for ATTR cardiomyopathy (ATTR-ACT), which achieved global regulatory approvals, and the Phase 3 LMNA dilated cardiomyopathy clinical program. In addition to late-stage clinical development, Dr. See Tai was responsible for strategic clinical planning for early-stage development candidates such as those for other genetic cardiomyopathies and Duchenne Muscular Dystrophy. With almost 20 years of experience in the pharmaceutical industry, Dr. See Tai held multiple roles of increased scope and responsibility across Global Medical Affairs in Transplantation at Wyeth Pharmaceuticals before moving into clinical development at Pfizer. Prior to joining the pharmaceutical industry, Dr. See Tai was Assistant Professor of Pediatrics at Drexel University College of Medicine and Attending Physician in Pediatric Nephrology at St. Christopher’s Hospital for Children, Philadelphia, where she also completed her General Pediatrics residency and Pediatric Nephrology fellowship. She received her MD from Tufts University School of Medicine, Boston.

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Eric Adler, MD, has been appointed Chief Medical Officer & Head of Research. As a pioneer and thought leader in cardiovascular gene therapy, Dr. Adler formerly served as Chief Scientific Officer at Lexeo since joining in 2022. Prior to this role, Dr. Adler served as Professor of Medicine, head of the Heart Failure Section, Director of the Strauss Center for Cardiomyopathy, and the Czarina and Humberto S. Lopez Chancellor’s Endowed Chair in Cardiology at the University of California, San Diego (UCSD). Dr. Adler’s work has led to the development of a novel cardiovascular gene therapy candidate entering late-stage clinical development. His research is focused on the study and treatment of cardiomyopathy, and he has published over 100 papers in peer reviewed journals on the topic. Dr. Adler is currently an associate editor of Circulation Hearth Failure and has served on leadership, grant review, and guidelines committees for the American Heart Association, the Heart Failure Society of America, the International Society of Heart and Lung Transplant, and the National Institute of Health. Dr. Adler earned his medical degree from the Boston University School of Medicine.

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Rajiv Patni, MD, has been appointed Senior Advisor to the Chief Executive Officer and Board of Directors of Lexeo. Dr. Patni was formerly Chief Research and Development Officer at Reata Pharmaceuticals (acquired by Biogen for $7.3 billion), a commercial-stage biopharmaceutical company that received approval for Skyclarys, the first FDA-approved therapy for Friedreich’s ataxia. Prior to this role, Dr. Patni served as Chief Medical Officer at several public, small-cap, commercial-stage biopharmaceutical companies including Portola (acquired by Alexion for $1.4 billion) and Global Blood Therapeutics (acquired by Pfizer for $5.4 billion) and at those companies, Dr. Patni oversaw the clinical studies leading to the approvals of Andexxa and Oxbryta. Dr. Patni joined these companies at inflection points in their research and development growth trajectories and significantly supported their successful acquisitions. Over his 24-year industry tenure in global product development, Dr. Patni has contributed to the development of 21 new chemical entities in several therapeutic areas including cardiology, diabetology, hepatology, neurology, and benign hematology. His experience in fostering successful teams from 35 to 250 colleagues contributed to the approval of 11 medicines from the US FDA, EMA, and other regulatory agencies. The recent approvals include medicines for several rare diseases such as pulmonary arterial hypertension, advanced Parkinson’s disease, sickle cell disease, and Friedrich’s ataxia. Dr. Patni received his MD from the Mount Sinai School of Medicine in New York City as part of an accelerated BS/MD Program. He completed his internal medicine residency and adult cardiology fellowship at the Albert Einstein College of Medicine, also in New York City, where he continued as an attending physician-scientist before joining the biopharmaceutical industry.

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Jenny Robertson has been appointed Chief Business and Legal Officer. Ms. Robertson formerly served as Chief Legal and Administrative Officer at Lexeo, leading legal, human resources, information technology, information security, and facilities strategies and activities. Prior to Lexeo, Ms. Robertson served as Chief Counsel to Pfizer’s Oncology Business Unit and held other senior legal roles including Chief Counsel for Pfizer’s Rare Disease Business Unit, where she led the global legal team for five years. Across positions at Pfizer, Ms. Robertson counseled clients on a range of business and legal matters including commercialization, disclosure, business development, alliance management, clinical development, intellectual property issues and litigation. Before joining Pfizer in 2010, Ms. Robertson spent 10 years in private practice with a large international law firm in New York and Washington, D.C., engaged in complex commercial litigation with a healthcare focus. Ms. Robertson holds a Bachelor of Arts Degree in Political Science from Southern Illinois University and a J.D. from the Georgetown University Law Center, where she co-founded and served as Editor-in-Chief of The Georgetown Journal of Gender and the Law.

About Lexeo Therapeutics

Lexeo Therapeutics is a New York City-based, clinical stage genetic medicine company dedicated to transforming healthcare by applying pioneering science to fundamentally change how genetically defined cardiovascular diseases and APOE4-associated Alzheimer’s disease are treated. Using a stepwise development approach, Lexeo is leveraging early proof-of-concept functional and biomarker data to advance a pipeline of cardiovascular and APOE4-associated Alzheimer’s disease programs.

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Investor Response:

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